Exhibit 99.1

SINO FIBRE APPOINTS NEW CHIEF OPERATING OFFICER

HONG KONG and NEW YORK, Oct 16, 2007 (PrimeNewswire via COMTEX) -- Sino Fibre Communications Corporation (OTCBB: SFBE) announced today the appointment of Ben Yan as Chief Operating Officer.

Mr. Yan has been working on developing the Company’s North American business development and is now prepared to take a more active role in the Company’s overall achievement particularly as it relates to the build out of our service offering in China.

In other news, the Company Chairman, President, & CEO, Matthew Mecke has announced his intent to focus on his role as Chairman of Sino Fibre and relinquish his titles of President & CEO as soon as a new CEO can assume this roll. Mr. Mecke will continue to focus on U.S. Investments, Shareholders, and related Company activity.

About Sino Fibre: Sino Fibre Communications, Inc. ("Sino Fibre") is an open source company dedicated to provide international standard fiber optic backbone telecommunications transmission related sales and/or leasing services in China to all foreign telecommunications carriers and corporate users. Sino Fibre Communications is positioned to become China's premier provider of low cost fiber optical solutions to international telecommunication companies and large corporations that require Chinese intercity connectivity. Our low cost solutions range from the leasing of intercity dark fiber to providing co-location, broadband transport and IP-centric voice services.

Statements, which are not historical facts, are forward-looking statements. The Company, through its management makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessary estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements.

This news release was distributed by PrimeNewswire, www.primenewswire.com

SOURCE: Sino Fibre Communications, Inc.

By Staff
CONTACT:	Investor Relations
Dennis Burns
(567) 237-4132
dennyburns@stealthpost.com